Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
BIOSIG TECHNOLOGIES, INC.

BioSig Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST:  That the name of the Corporation is BioSig Technologies, Inc.

SECOND: That the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 21, 2011.

THIRD:  That the Corporation’s Amended and Restated Certificate of Incorporation (the “Charter”) was filed with the Secretary of State of the State of Delaware on February 6, 2013.

FOURTH:  That the Board of Directors of the Corporation has duly adopted resolutions proposing to amend the Charter, and that said amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.  This Certificate of Amendment amends the provisions of the Charter as set forth herein.

FIFTH:  That the text of the Charter is hereby amended as follows:

1.	Section 6(a) of Exhibit A of the Charter shall be deleted in its entirety and replaced with the following:

“Automatic Conversion.  Immediately upon the Corporation becoming subject to the reporting requirements under Section 13 or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Conversion Event”), the outstanding shares of Series A Preferred Stock and all accrued but unpaid dividends thereon through and including the date of conversion shall be automatically converted into shares of Common Stock at a price of $1.84 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Conversion Price”). The fully paid and non-assessable shares of Common Stock issuable to the holders of Series A Preferred Stock upon the conversion of the shares of the Series A Preferred Stock are referred to herein as the “Conversion Shares.” ”

2.	Section 6(a) of Exhibit B of the Charter shall be deleted in its entirety and replaced with the following:

“Automatic Conversion. Immediately upon the Corporation becoming subject to the reporting requirements under Section 13 or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Conversion Event”), the outstanding shares of Series B Preferred Stock and all accrued but unpaid dividends thereon through and including the date of conversion shall be automatically converted into shares of Common Stock at a price of $2.02 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Conversion Price”).  The fully paid and non-assessable shares of Common Stock issuable to the holders of Series B Preferred Stock upon the conversion of the shares of the Series B Preferred Stock are referred to herein as the “Conversion Shares.” ”

3.	Section 6(b) of Exhibit C of the Charter shall be deleted in its entirety and replaced with the following:

“Conversion Price.  The conversion price for the Preferred Stock shall equal $2.09, subject to adjustment herein (the “Conversion Price”).”

[Signature Page to Follow]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer, this 6th day of February, 2013.

BIOSIG TECHNOLOGIES, INC.

By: /s/ Kenneth Londoner
Kenneth Londoner
Chairman and Chief Executive Officer